Exhibit 20


                                                                NEWS RELEASE
                                                                NEWS RELEASE
Fortune Brands, Inc.,  1700 East Putnam Avenue,  Old Greenwich, CT  06870
                                                                NEWS RELEASE

Contact:
Media Relations:    Investor Relations
Clarkson Hine       Anthony J. Diaz
(203) 698-5148      (203) 698-5553



           FORTUNE BRANDS EXPECTS DOUBLE-DIGIT E.P.S. GROWTH IN 1999;
               PROJECTS HITTING TARGET WITH 13% INCREASE FOR 1998

Old Greenwich, CT, January 12, 1999 -- Fortune Brands, Inc. (NYSE-FO), the consumer products company, announced this morning that it anticipates double-digit E.P.S. growth in 1999, following a projected 13% increase for 1998 (compared with 1997's pro forma).

Speaking at a Goldman Sachs Consumer Products and Services Conference at Turnberry Isle, Florida, Fortune Brands Chairman and Chief Executive Officer Thomas C. Hays said: "Based on preliminary data for 1998, we're right on track. In a year that was marked by widespread earnings disappointments at many companies, we expect to come in right on the target we announced a year ago and right on street consensus. Next week, we expect to report strong E.P.S. growth, including a double-digit fourth quarter, 13% E.P.S. growth for full year 1998, and record 1998 operating company contribution from every category.

"The excellent results reflect the strength and breadth of our brands along with the success of our revenue growth, cost and asset management initiatives. For the 1998 fourth quarter, we're projecting that a very strong performance by home products along with another solid gain in spirits and wine will offset the impact in office products of widespread trade inventory reduction programs as well as pricing pressure related to mid-1998 trade consolidations. Even so, we expect to report a solid, mid-single-digit office products contribution increase for full-year 1998. While these trade conditions are likely to create challenging comparisons for office products into the first half of 1999, sell-through of our office products is quite positive, and the superstores continue to announce expansion plans. So we believe the disruption is temporary, and we expect full year 1999 contribution growth for office products to exceed the 1998 pace.

"Overall, we expect another fine, double-digit E.P.S. growth year in 1999," Hays added. "We believe the consensus outlook for 10-to-11% growth is realistic."

Fortune Brands expects to release 1998 results on Friday, January 22, 1999.

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                             www.fortunebrands.com


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Fortune Brands Expects Double-Digit E.P.S. Growth in 1999
Page 2

Fortune Brands, Inc. is a consumer products company with headquarters in Old Greenwich, Connecticut. Its operating companies have premier brands and leading market positions in home and office products, golf equipment and distilled spirits. Home and office brands include Moen faucets, Master locks and Aristokraft and Schrock cabinets sold by units of MasterBrand Industries and Day-Timer, Swingline and Wilson Jones sold by units of ACCO World Corporation. Acushnet Company's golf brands include Titleist, Cobra and FootJoy. Major spirit and wine brands sold by units of Jim Beam Brands Worldwide, Inc. include Jim Beam and Knob Creek Bourbon, DeKuyper cordials, Whyte & Mackay Scotch and Geyser Peak and Canyon Road wines.

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This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these forward-looking statements speak only as of the date hereof. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, foreign exchange rate fluctuations, competitive product and pricing pressures, the impact of excise tax increases with respect to distilled spirits, regulatory developments, the uncertainties of litigation, changes in golf equipment regulatory standards, the impact of weather, particularly on the home products and golf brand groups, expenses and disruptions related to shifts in manufacturing to different locations and sources, delays in the integration of recent acquisitions, the timely resolution of the Year 2000 issue, as well as other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

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